                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*


                      Vodafone Group Public Limited Company
--------------------------------------------------------------------------------
                                (Name of Issuer)


                 Ordinary Shares (nominal value $0.10 per share)
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                              None (See Item 2(e))
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_]      Rule 13d-1(b)

[X]      Rule 13d-1(c)

[_]      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.     None (see Item 2(e))
------------------------------------------------------------------------------------------------------------------------------
1.     NAMES OF REPORTING PERSONS.
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).


       Hutchison Whampoa Limited

------------------------------------------------------------------------------------------------------------------------------

2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

(a)    [ ]

(b)    [ ]
------------------------------------------------------------------------------------------------------------------------------

3.     SEC USE ONLY


------------------------------------------------------------------------------------------------------------------------------
4.     CITIZENSHIP OR PLACE OF ORGANIZATION

       Hong Kong

----------------------- ------------------------------------------------------------------------------------------------------

NUMBER OF SHARES        5.  SOLE VOTING POWER
BENE-FICIALLY OWNED
BY EACH REPORTING           0
PERSON WITH:
                        ------------------------------------------------------------------------------------------------------

                        6.  SHARED VOTING POWER

                            2,131,910,365
                        ------------------------------------------------------------------------------------------------------

                        7.  SOLE DISPOSITIVE POWER.

                            0
                        ------------------------------------------------------------------------------------------------------

                        8.  SHARED DISPOSITIVE POWER.

                            2,131,910,365
------------------------------------------------------------------------------------------------------------------------------

9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       2,131,910,365 (See Note A)
------------------------------------------------------------------------------------------------------------------------------

10.    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)

       [ ]
------------------------------------------------------------------------------------------------------------------------------

11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       3.3%
------------------------------------------------------------------------------------------------------------------------------

12.    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
       HC, CO
------------------------------------------------------------------------------------------------------------------------------

CUSIP No.     None (see Item 2(e))
------------------------------------------------------------------------------------------------------------------------------
1.     NAMES OF REPORTING PERSONS.
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).


       Symphonium S.a r.l.
------------------------------------------------------------------------------------------------------------------------------

2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

(a)    [ ]

(b)    [ ]
------------------------------------------------------------------------------------------------------------------------------

3.     SEC USE ONLY


------------------------------------------------------------------------------------------------------------------------------
4.     CITIZENSHIP OR PLACE OF ORGANIZATION

       Luxembourg

----------------------- ------------------------------------------------------------------------------------------------------

NUMBER OF SHARES        5. SOLE VOTING POWER
BENE-FICIALLY OWNED
BY EACH REPORTING          0
PERSON WITH:
                        ------------------------------------------------------------------------------------------------------

                        6. SHARED VOTING POWER

                           293,192,351
                        ------------------------------------------------------------------------------------------------------

                        7. SOLE DISPOSITIVE POWER.

                           0
                        ------------------------------------------------------------------------------------------------------

                        8. SHARED DISPOSITIVE POWER.

                           293,192,351
------------------------------------------------------------------------------------------------------------------------------

9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       293,192,351
------------------------------------------------------------------------------------------------------------------------------

10.    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)

       [ ]
------------------------------------------------------------------------------------------------------------------------------

11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       0.45%
------------------------------------------------------------------------------------------------------------------------------

12.    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
       CO
------------------------------------------------------------------------------------------------------------------------------

CUSIP No.     None (see Item 2(e))
------------------------------------------------------------------------------------------------------------------------------
1.     NAMES OF REPORTING PERSONS.
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).


       Willesden Limited

------------------------------------------------------------------------------------------------------------------------------

2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

(a)    [ ]

(b)    [ ]
------------------------------------------------------------------------------------------------------------------------------

3.     SEC USE ONLY


------------------------------------------------------------------------------------------------------------------------------
4.     CITIZENSHIP OR PLACE OF ORGANIZATION

       British Virgin Islands

----------------------- ------------------------------------------------------------------------------------------------------

NUMBER OF SHARES        5.  SOLE VOTING POWER
BENE-FICIALLY OWNED
BY EACH REPORTING           0
PERSON WITH:
                        ------------------------------------------------------------------------------------------------------

                        6.  SHARED VOTING POWER

                            1,748,984,920

                        ------------------------------------------------------------------------------------------------------

                        7.  SOLE DISPOSITIVE POWER.

                            0

                        ------------------------------------------------------------------------------------------------------

                        8.  SHARED DISPOSITIVE POWER.

                            1,748,984,920

------------------------------------------------------------------------------------------------------------------------------

9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


       1,748,984,920 (See Note A)
------------------------------------------------------------------------------------------------------------------------------

10.    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)

       [ ]
------------------------------------------------------------------------------------------------------------------------------

11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       2.71%
------------------------------------------------------------------------------------------------------------------------------

12.    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
       CO
------------------------------------------------------------------------------------------------------------------------------

CUSIP No.     None (see Item 2(e))
------------------------------------------------------------------------------------------------------------------------------
1.     NAMES OF REPORTING PERSONS.
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).


       Hutchison Telecommunications Holdings (UK) Limited
------------------------------------------------------------------------------------------------------------------------------

2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

(a)    [ ]

(b)    [ ]
------------------------------------------------------------------------------------------------------------------------------

3.     SEC USE ONLY

------------------------------------------------------------------------------------------------------------------------------
4.     CITIZENSHIP OR PLACE OF ORGANIZATION

       British Virgin Islands

----------------------- ------------------------------------------------------------------------------------------------------
NUMBER OF SHARES        5. SOLE VOTING POWER
BENE-FICIALLY OWNED
BY EACH REPORTING          0
PERSON WITH:
----------------------- ------------------------------------------------------------------------------------------------------
                        6. SHARED VOTING POWER

                           89,733,094

                        ------------------------------------------------------------------------------------------------------
                        7. SOLE DISPOSITIVE POWER.

                           0

                        ------------------------------------------------------------------------------------------------------
                        8. SHARED DISPOSITIVE POWER.

                           89,733,094

------------------------------------------------------------------------------------------------------------------------------
12.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


       89,733,094
------------------------------------------------------------------------------------------------------------------------------

10.    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)

       [ ]
------------------------------------------------------------------------------------------------------------------------------
11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       0.14%
------------------------------------------------------------------------------------------------------------------------------

12.    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
       CO
------------------------------------------------------------------------------------------------------------------------------

CUSIP No.     None (see Item 2(e))
------------------------------------------------------------------------------------------------------------------------------
1.     NAMES OF REPORTING PERSONS.
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).


       Cheung Kong (Holdings) Limited
------------------------------------------------------------------------------------------------------------------------------

2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

(a)    [ ]

(b)    [ ]
------------------------------------------------------------------------------------------------------------------------------

3.     SEC USE ONLY


------------------------------------------------------------------------------------------------------------------------------
4.     CITIZENSHIP OR PLACE OF ORGANIZATION

       Hong Kong
----------------------- ------------------------------------------------------------------------------------------------------
NUMBER OF SHARES        5.  SOLE VOTING POWER
BENE-FICIALLY OWNED
BY EACH REPORTING           0
PERSON WITH:
                        ------------------------------------------------------------------------------------------------------
                        6.  SHARED VOTING POWER

                            Disclaimed (See 9 below)
                        ------------------------------------------------------------------------------------------------------
                        7.  SOLE DISPOSITIVE POWER.

                            0
                        ------------------------------------------------------------------------------------------------------

                        8.  SHARED DISPOSITIVE POWER.

                            Disclaimed (See 9 below)
------------------------------------------------------------------------------------------------------------------------------

9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


       Cheung Kong (Holdings) Limited expressly disclaims beneficial ownership of the shares beneficially owned by Hutchison
       Whampoa Limited, Symphonium S.a r.l., Willesden Limited and Hutchison Telecomunications Holdings (UK) Limited (See
       Note A)
------------------------------------------------------------------------------------------------------------------------------

10.    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)

       [ ]
------------------------------------------------------------------------------------------------------------------------------
11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
       3.3%
------------------------------------------------------------------------------------------------------------------------------

12.    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
       HC, CO
------------------------------------------------------------------------------------------------------------------------------

Note A:

         Hutchison Whampoa Limited ("HWL") indirectly owns 100% of the issued shares of each of Symphonium S.a r.l. ("Symphonium"), Willesden Limited ("Willesden") and Hutchison Telecommunications Holdings (UK) Limited ("HTHUK"). Symphonium, Willesden and HTHUK beneficially owns 293,192,351, 1,748,984,920 and 89,733,094 Ordinary Shares of the Issuer respectively (together, the "Shares"). HWL is the beneficial owner of the Shares through its interests in Symphonium, Willesden and HTHUK.

         Cheung Kong (Holdings) Limited ("Cheung Kong") owns 49.9% of the issued shares of HWL and may, pursuant to Rule 13d-3 ("Rule 13d-3") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), be deemed to control the voting and disposition of the Shares by Symphonium, Willesden and HTHUK. However, Cheung Kong disclaims beneficial ownership of the Shares and the filing of this statement shall in no way be construed as an admission that Cheung Kong is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the Shares.

Item 1            Name of Issuer
                  --------------

                  Vodafone Group Public Limited Company

Item 2(b)         Address of Principal Business Office or, if none, Residence
                  -----------------------------------------------------------

                  The address of the registered office of Symphonium is 7, rue de Marche aux Herbes, L-1728 Luxembourg and its correspondence address is 22nd Floor, Hutchison House, 10 Harcourt Road, Central, Hong Kong.

Item 4            Ownership
                  ---------

                                                      HWL          Symphonium      Willesden        HTHUK     Cheung Kong
                                                      ---          ----------      ---------        -----     -----------
(a)    Amount beneficially owned                 2,131,910,365    293,192,351    1,748,984,920   89,733,094   disclaimed
(b)    Percent of class                               3.3%           0.45%           2.71%          0.14%        3.3%
(c)    No. of shares to which person has

       (i)    sole power to vote or direct the
              vote                                     0               0               0                           0

       (ii)   shared power to vote or direct
              the vote                           2,131,910,365    293,192,351    1,748,984,920   89,733,094   disclaimed

       (iii)  sole power to dispose or to
              direct disposition                       0               0               0                           0

       (iv)   share power to dispose or to
              direct disposition                 2,131,910,365    293,192,351    1,748,984,920   89,733,094   disclaimed


         On 22 March 2000, Willesden Limited disposed of 925,000,000 shares in the issued capital of Vodafone Group Plc (the "Issuer"), bringing HWL's holding in the Issuer to below 5%.

Item 5            Ownership of Five Percent or Less of a Class
                  --------------------------------------------

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:

                  [X]

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 12, 2001

                                            FOR AND ON BEHALF OF
                                            HUTCHISON WHAMPOA LIMITED



                                            By: /s/  Frank J. Sixt
                                                ----------------------
                                                Name: Frank J. Sixt
                                                Title: Director

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 12, 2001

                                            FOR AND ON BEHALF OF
                                            SYMPHONIUM S.a r.l.


                                            By: /s/  Frank J. Sixt
                                                ----------------------
                                                Name: Frank J. Sixt
                                                Title: Director

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 12, 2001



                                            FOR AND ON BEHALF OF
                                            WILLESDEN LIMITED


                                            By: /s/  Frank J. Sixt
                                                ----------------------
                                                Name: Frank J. Sixt
                                                Title: Director

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 12, 2001



                                            FOR AND ON BEHALF OF
                                            HUTCHISON TELECOMMUNICATIONS
                                            HOLDINGS (UK) LIMITED


                                            By: /s/  Frank J. Sixt
                                                ----------------------
                                                Name: Frank J. Sixt
                                                Title: Director

                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 12, 2001

                                            FOR AND ON BEHALF OF
                                            CHEUNG KONG (HOLDINGS) LIMITED


                                            By: /s/  Frank J. Sixt
                                                ----------------------
                                                Name: Frank J. Sixt
                                                Title: Director

                                                                      Schedule I

                             JOINT FILING AGREEMENT
                             ----------------------

                  This will confirm the agreement by and between all the undersigned that the Schedule 13G on or about this date and any amendments thereto with respect to the beneficial ownership by the undersigned of Ordinary Shares of Vodafone Group Public Limited Company is being filed on behalf of each of the undersigned.

Dated: February 12, 2001

                                            HUTCHISON WHAMPOA LIMITED

                                            By: /s/  Frank J. Sixt
                                                ----------------------
                                                Name: Frank J. Sixt
                                                Title: Director

                                            SYMPHONIUM S.a r.l.

                                            By: /s/  Frank J. Sixt
                                                ----------------------
                                                Name: Frank J. Sixt
                                                Title: Director

                                            WILLESDEN LIMITED

                                            By: /s/  Frank J. Sixt
                                                ----------------------
                                                Name: Frank J. Sixt
                                                Title: Director

                                            HUTCHISON TELECOMMUNICATIONS
                                            HOLDINGS (UK) LIMITED

                                            By: /s/  Frank J. Sixt
                                                ----------------------
                                                Name: Frank J. Sixt
                                                Title: Director

                                            CHEUNG KONG (HOLDINGS) LIMITED

                                            By: /s/  Frank J. Sixt
                                                ----------------------
                                                Name: Frank J. Sixt
                                                Title: Director